Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated July 15, 2014 (this “Amendment”) amends the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of February 22, 2014, by and among RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), and Rocky Holding, Inc., a Delaware corporation (“Parent”), providing for the Contemplated Transactions (as defined in the Merger Agreement; each capitalized term used herein, but otherwise not defined, shall have the meaning ascribed to such term in the Merger Agreement).
RECITALS
WHEREAS, Parent, TriQuint, and RFMD have determined that it is in the best interests of Parent, TriQuint, RFMD and their respective stockholders and shareholders to amend the Merger Agreement as set forth in this Amendment; and
WHEREAS, pursuant to Section 10.1 of the Merger Agreement, the Merger Agreement may be amended with the approval of the respective boards of directors of Parent, RFMD and TriQuint.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and this Amendment, and intending to be legally bound, Parent, RFMD and TriQuint hereby agree as follows:
1.Amendment to Section 6.4(a) of the Merger Agreement. The parties agree that Section 6.4(a) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(a)    RFMD shall take the necessary actions with respect to the RFMD ESPP so that (i) the ending date of the current offering period shall occur prior to the Effective Time (the “RFMD Final Purchase Date”) and all outstanding purchase rights (if any) shall be automatically exercised on the RFMD Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole shares of RFMD Common Stock in accordance with the terms of the RFMD ESPP, (ii) as of the RFMD Final Purchase Date, the RFMD ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the RFMD ESPP except as otherwise provided in clause (iv) below, (iii) notice shall be given to participants in the RFMD ESPP prior to the RFMD Final Purchase Date describing the treatment of the RFMD ESPP pursuant to this Section 6.4(a) and Section 2.6, and (iv) conditional upon the occurrence of the Effective Time, Parent shall assume the RFMD ESPP and may choose to continue either the RFMD ESPP or the TriQuint ESPP, but not both ESPPs (such continuing ESPP, the “Continuing ESPP”), and grant awards, to the extent permissible under applicable Legal Requirements, to employees of Parent, RFMD, TriQuint or any other designated Subsidiary of Parent, using the share reserves of the Continuing ESPP as increased by an additional number of shares underlying the non-Continuing ESPP due to its discontinuance (in each case as adjusted by the applicable exchange ratio), as of the Effective Time, except that: (A) stock covered by such awards shall be shares of Parent Common Stock and (B) to the extent that the RFMD ESPP is the Continuing ESPP, (1) all references in the RFMD ESPP to a number of shares of RFMD Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of RFMD Common Stock by the RFMD Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock and (2) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the RFMD Board or any committee thereof with respect to the administration of the RFMD ESPP.”
2.Amendment to Section 6.4(b) of the Merger Agreement. The parties agree that Section 6.4(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(b)    TriQuint shall take the necessary actions with respect to the TriQuint ESPP so that (i) the ending date of the current offering period shall occur prior to the Initial Effective Time (the “TriQuint Final Purchase Date”) and all outstanding purchase rights (if any) shall be automatically exercised on the TriQuint Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole shares of TriQuint Common Stock in accordance with the terms of the TriQuint ESPP, (ii) as of the TriQuint Final Purchase Date, the TriQuint ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the TriQuint ESPP except as otherwise provided in clause (iv) below, (iii) notice shall be given to participants in the TriQuint ESPP prior to the TriQuint Final Purchase Date describing the treatment of the TriQuint ESPP pursuant to this Section 6.4(b) and Section 2.5, and (iv) conditional upon the occurrence of the Initial Effective Time, Parent shall assume the TriQuint ESPP and may choose to continue either the TriQuint ESPP or the RFMD ESPP, but not both ESPPs, and grant awards, to the extent permissible under applicable Legal Requirements, to employees of Parent, RFMD, TriQuint or any other designated Subsidiary of Parent, using the share reserves of the Continuing ESPP as increased by an additional number of shares underlying the non-Continuing ESPP due to its discontinuance (in each case as adjusted by the applicable exchange ratio), as of the Initial Effective Time, except that: (A) stock covered by such awards shall be shares of Parent Common Stock and (B) to the extent that the TriQuint ESPP is the Continuing ESPP, (1) all references in the TriQuint ESPP to a number of shares of TriQuint Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of TriQuint Common Stock by the TriQuint Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock and (2) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the TriQuint Board or any committee thereof with respect to the administration of the TriQuint ESPP.”
3.Amendment to Section 6.4(c) of the Merger Agreement. The parties agree that Section 6.4(c) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(c)    Parent shall file with the SEC, no later than 15 days after the date on which the Mergers become effective, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the TriQuint Options, TriQuint RSUs and TriQuint MSUs converted in accordance with Section 2.5, the RFMD Options, RFMD RSUs and RFMD PSUs converted in accordance with Section 2.6, and pursuant to the Continuing ESPP assumed by Parent in accordance with Section 6.4(a) and (b).”
4.Amendment to Section 6.4(d) of the Merger Agreement. The parties agree that Section 6.4(d) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(d)    As of or following the Initial Effective Time, Parent may adopt and implement a stock plan or plans pursuant to which Parent will have the authority to grant equity awards including, but not limited to, options to acquire shares of Parent Common Stock. Prior to the Initial Effective Time, RFMD and TriQuint will mutually agree on the terms of any such plan or plans, including, but not limited to, the number of shares of Parent Common Stock to be reserved for issuance thereunder.”
5.Amendment to Section 4.21 of the Merger Agreement. The parties agree that Section 4.21 of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“4.21 Authority; Binding Nature of Agreement. TriQuint has the corporate right, power and authority to enter into and, subject to (a) the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the shares of TriQuint Common Stock outstanding on the record date for the TriQuint Stockholders’ Meeting and (b) the approval of certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers by the affirmative vote of the holders of a majority of the voting power of the shares of TriQuint Common Stock outstanding on the record date for the TriQuint Stockholders’ Meeting ((a) and (b) collectively, the “Required TriQuint Stockholder Vote”), to perform its obligations under this Agreement. The TriQuint Board (at a meeting duly called and held) has: (i) unanimously determined that the TriQuint Merger is advisable and fair to, and in the best interests of, TriQuint and its stockholders; (ii) unanimously adopted this Agreement, and approved the execution, delivery and performance of this Agreement by TriQuint and the TriQuint Merger; and (iii) unanimously recommended the adoption of this Agreement by the holders of TriQuint Common Stock and directed that this Agreement and the TriQuint Merger be submitted for consideration by TriQuint’s stockholders at the TriQuint Stockholders’ Meeting (as defined in Section 6.3). Assuming the due authorization, execution and delivery of this Agreement by RFMD, this Agreement constitutes the legal, valid and binding obligation of TriQuint, enforceable against TriQuint in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.”
6.Amendment to Section 4.22 of the Merger Agreement. The parties agree that Section 4.22 of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“4.22 Vote Required. The Required TriQuint Stockholder Vote is the only vote of the holders of any class or series of TriQuint’s capital stock necessary to adopt this Agreement and complete the Mergers.”
7.Amendment to Section 6.3(a) of the Merger Agreement. The parties agree that Section 6.3(a) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(a)    TriQuint: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of TriQuint Common Stock to vote on a proposal to adopt this Agreement and to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers (the “TriQuint Stockholders’ Meeting”); and (ii) shall submit such proposals to such holders at the TriQuint Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the TriQuint Stockholders’ Meeting without the prior written consent of RFMD. TriQuint in consultation with RFMD shall set a record date for Persons entitled to notice of, and to vote at, the TriQuint Stockholders’ Meeting and shall not change such record date without the prior written consent of RFMD. The TriQuint Stockholders’ Meeting shall be held on the date that (or, to the extent that TriQuint and RFMD agree, as promptly as practicable after) this Agreement shall have been adopted by RFMD’s shareholders at the RFMD Shareholders’ Meeting. TriQuint shall ensure that all proxies solicited in connection with the TriQuint Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, TriQuint after consultation with RFMD may, or if requested by RFMD shall, adjourn or postpone the TriQuint Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to TriQuint’s stockholders; (B) if as of the time for which the TriQuint Stockholders’ Meeting is originally scheduled there are insufficient shares of TriQuint Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the TriQuint Stockholders’ Meeting; (C) if additional time is reasonably required (taking into account the likelihood of success in light of the ongoing existence of any TriQuint Superior Offer) to solicit proxies in favor of the adoption of this Agreement or the approval of certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers; or (D) RFMD has postponed or adjourned the RFMD Shareholders’ Meeting.”
8.Amendment to Section 6.3(b) of the Merger Agreement. The parties agree that clause “(i)” of Section 6.3(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the TriQuint Board recommends that TriQuint’s stockholders vote to adopt this Agreement and vote to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers at the TriQuint Stockholders’ Meeting (the recommendation of the TriQuint Board that TriQuint’s stockholders vote to adopt this Agreement and vote to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers being referred to as the “TriQuint Board Recommendation”);”
9.Amendment to Section 7.4(b) of the Merger Agreement. The parties agree that Section 7.4(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(b)    This Agreement shall have been duly adopted and certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers shall have been duly approved by the Required TriQuint Stockholder Vote.”
10.Amendment to Section 8.4(b) of the Merger Agreement. The parties agree that Section 8.4(b) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(b)    This Agreement shall have been duly adopted and certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers shall have been duly approved by the Required TriQuint Stockholder Vote.”
11.Amendment to Section 9.1(e) of the Merger Agreement. The parties agree that Section 9.1(e) of the Merger Agreement shall be amended and restated in its entirety and replaced with the following:
“(e)    by either TriQuint or RFMD if: (i) the TriQuint Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and TriQuint’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and a proposal to approve certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers; and (ii) either this Agreement shall not have been adopted or certain aspects of Parent’s amended and restated certificate of incorporation that will be in effect after the Mergers shall not have been approved at the TriQuint Stockholders’ Meeting (and shall not have been adopted or approved, respectively, at any adjournment or postponement thereof) by the Required TriQuint Stockholder Vote;”
12.Limited Effect. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Merger Agreement to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended by this Amendment.

13.     Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Amendment.

14.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

TRIQUINT SEMICONDUCTOR, INC.

By:    /s/ Ralph Quinsey
Name:     Ralph Quinsey
Title:     President and Chief Executive Officer

ROCKY HOLDING, INC.

By:    /s/ Robert A. Bruggeworth
Name:     Robert A. Bruggeworth
Title:     President and Chief Executive Officer

RF MICRO DEVICES, INC.

By:    /s/ Robert A. Bruggeworth
Name: Robert A. Bruggeworth
Title:     President and Chief Executive Officer